Exhibit 4.1

EXECUTION COPY

FIRST AMENDMENT

TO

AMENDED AND RESTATED RECEIVABLES

CONTRIBUTION AND SALE AGREEMENT

THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED RECEIVABLES CONTRIBUTION AND SALE AGREEMENT, dated as of November 14, 2006 (this “Amendment”) is by and between FIA CARD SERVICES, NATIONAL ASSOCIATION, a national banking association (together with its permitted successors and assigns “FIA”), and BANC OF AMERICA CONSUMER CARD SERVICES, LLC, a North Carolina limited liability company (together with its permitted successors and assigns “BACCS”).

WHEREAS, FIA and BACCS have executed that certain Amended and Restated Receivables Contribution and Sale Agreement, dated as of October 20, 2006 (as amended and supplemented through the date hereof and as the same may be further amended, supplemented or otherwise modified and in effect from time to time, the “Sale Agreement”);

WHEREAS, FIA and BACCS wish to amend the Sale Agreement as provided herein;

NOW THEREFORE, in consideration of the promises and the agreements contained herein, the parties hereto agree to amend the provisions of the Sale Agreement as follows:

SECTION 1. Amendment of Section 1.01. Section 1.01 of the Sale Agreement is hereby amended by inserting the following term in its correct alphabetical order:

“Pool Index File” shall mean the file on FIA’s computer system that identifies the Accounts.

SECTION 2. Amendment of Section 2.01(f). Section 2.01(f) of the Sale Agreement is hereby amended and restated to read in its entirety as follows:

“(f) On or prior to the Closing Date, FIA shall mark its books, records, and computer files to make clear that the Receivables arising in the Initial Accounts and the related Conveyed Assets have been contributed and sold to BACCS under this Agreement and, in connection with such marking, shall also identify such Initial Accounts in the Pool Index File with either the designation “1994-MT” or with the designation “NONSOLD.” On or prior to each Addition Date, FIA shall mark its books, records, and computer files to make clear that the Receivables arising in the related Additional Accounts and the related Purchased Assets have been sold to BACCS under this Agreement and, in connection with such marking, shall also identify such Additional Accounts in the Pool Index File with either the designation “1994-MT” or the designation “NONSOLD.” FIA may change the designation identifying any Account in the Pool Index File from “NONSOLD” to “1994-MT” at any time without any further action. However, except as provided in the immediately preceding sentence, FIA shall not change any of these markings or the identification of any Initial Account or Additional Account in the Pool Index File unless and until that Account has become an Excluded Account, or FIA has taken all actions that are necessary or appropriate to maintain the perfection and the priority of BACCS’s ownership interest in the related Conveyed Assets. All acts required of FIA in this paragraph must be taken at FIA’s own expense.”

SECTION 3. Effectiveness. The Amendments provided for by this Amendment shall become effective upon delivery of counterparts of this Amendment, duly executed by the parties hereto.

SECTION 4. Counterparts. This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

SECTION 5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. THE PARTIES HERETO DECLARE THAT IT IS THEIR INTENTION THAT THIS AMENDMENT SHALL BE REGARDED AS MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND THAT THE LAWS OF SAID STATE SHALL BE APPLIED IN INTERPRETING ITS PROVISIONS IN ALL CASES WHERE LEGAL INTERPRETATION SHALL BE REQUIRED. EACH OF THE PARTIES HERETO AGREES (A) THAT THIS AMENDMENT INVOLVES AT LEAST $100,000.00, AND (B) THAT THIS AMENDMENT HAS BEEN ENTERED INTO BY THE PARTIES HERETO IN EXPRESS RELIANCE UPON 6 DEL. C. § 2708. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES (A) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (B)(1) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS, AND (2) THAT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SERVICE OF PROCESS MAY ALSO BE MADE ON SUCH PARTY BY PREPAID CERTIFIED MAIL WITH A PROOF OF MAILING RECEIPT VALIDATED BY THE UNITED STATES POSTAL SERVICE CONSTITUTING EVIDENCE OF VALID SERVICE, AND THAT SERVICE MADE PURSUANT TO (B)(1) OR (2) ABOVE SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.

SECTION 6. Defined Terms and Section References. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Sale

Agreement. All Section or subsection references herein shall mean Sections or subsections of the Sale Agreement, except as otherwise provided herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

FIA CARD SERVICES, NATIONAL ASSOCIATION

By:	/s/ Scott McCarthy
Name:	Scott McCarthy
Title:	Senior Vice President

BANC OF AMERICA CONSUMER CARD SERVICES, LLC

By:	/s/ Scott McCarthy
Name:	Scott McCarthy
Title:	Senior Vice President

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